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Exhibit 5

     Susan B. Zaunbrecher
        513-977-8171
susan.zaunbrecher@dinslaw.com

                                 March 21, 2003

Wayne Bancorp, Inc.
112 W. Liberty Street
Wooster, OH  44691

Ladies and Gentlemen:

         This opinion is reduced for use in connection with the Registration Statement on Form S-4, pursuant to the Securities Act of 1933, filed by Wayne Bancorp, Inc. (the "Company") with the Securities and Exchange Commission, under which up to 1,329,278 shares of the Company's Common Stock, without par value ("Commons Stock") are to be registered in connection with the proposed merger of Banc Services Corp. with the Company (the "Merger).

         As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including company's Articles of Incorporation and Regulations and the record of proceedings of the shareholders and directors of the Company.

         In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Articles of Incorporation and Code of Regulations, both as amended, and the record of proceedings of the shareholders and of the directors of the Company.

         This opinion is limited to the federal securities laws of the United States of America and the laws of the State of Ohio, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

         2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and up to 1,329,278 shares of Common Stock to be issued to the shareholders of Banc Services Corp. pursuant to the Merger shall have been so issued upon the terms set forth in Registration Statement, such shares will be legally and validly issued and outstanding, fully-paid and nonassessable.
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                                                     Very truly yours,

                                                     DINSMORE & SHOHL LLP

                                                     /s/ Susan B. Zaunbrecher

                                                     Susan B. Zaunbrecher